Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

November 24, 2008

YRC Worldwide Announces Plans to Commence

Tender Offer for Senior Notes

— Further Reduces Debt and Improves Earnings

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced further plans to reduce debt and improve earnings by commencing a tender offer to purchase its 5% and 3.375% contingent convertible senior notes due 2023 and its 8.5% senior notes due 2010 for up to $100 million in cash. The company had previously drawn on its senior credit facility to fund the purchases.

Based on the set offer prices and assuming sufficient participation, the company expects to purchase at least $230 million principal amount of notes resulting in a total debt reduction of at least $130 million. To the extent the principal amount of the purchased notes is greater than the amount paid, the difference will be recognized as a gain on extinguishment of debt and included in the company’s earnings before interest, taxes, depreciation and amortization (EBITDA) under the debt-to-EBITDA leverage ratio in the company’s credit agreement.

“This is another proactive measure that we are taking to reduce our debt and improve our earnings,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Given the deteriorating economic environment, we have implemented a comprehensive program to improve our competitive position, increase our profitability and enhance our financial condition.”

Other components of the company’s plan include the continued successful integration of Yellow Transportation and Roadway, sales of excess real estate, sales and leasebacks of real estate and significant cost reduction actions.

The tender offer is expected to officially launch on Tuesday, November 25, 2008, and will include further details relevant to the note holders.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the notes. The full details of the tender offer for the notes, including complete instructions on how to tender notes, will be included in a Schedule TO (including the Offer to Purchase and the accompanying Letter of Transmittal) that is being filed by the company tomorrow with the Securities and Exchange Commission (the “Commission”). Note holders are strongly encouraged to read carefully the Offer to Purchase, the accompanying Letter of Transmittal and any other related materials, including materials filed with the Commission, because they will contain important information. Note holders may obtain free copies of these materials, including the Offer to Purchase and the accompanying Letter of Transmittal, once they are filed with the Commission at the Commission’s website at www.sec.gov.

Certain statements in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “expect,” “plan” or similar expressions. The company’s actual future results and debt levels could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) the principal amount of notes of each series tendered, the purchase price of the notes, the satisfaction or waiver of the conditions of the tender offer contained in the Offer to Purchase, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, Holland, Reddaway, and Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 58,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com